UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50129	59-3547281
(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (16 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (16 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (16 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (16 CFR 240.13e-4(c)

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 17, 2009, Hudson Highland Group, Inc. issued a press release announcing its financial results for the three and twelve months ended December 31, 2008. A copy of such press release is furnished as Exhibit 99.1 to this Current Report.

Also on February 17, 2009, Hudson Highland Group, Inc. posted on its web site a Letter to Shareholders, Employees and Friends, which discusses results for the three and twelve months ended December 31, 2008. A copy of such letter is furnished as Exhibit 99.2 to this Current Report.

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On February 10, 2009, the Board of Directors of Hudson Highland Group, Inc. (the “Company”) approved a plan to continue to streamline the Company’s operations in each of the Hudson regional businesses in response to the current economic conditions and match its focus on specialization. The Company estimates that the pre-tax cost of the program will be $5 million for the quarter ending March 31, 2009. The Company expects these actions to be completed in the first quarter of 2009. The program includes costs for actions to exit underutilized properties ($3 million) and reduce support functions and staff to match them to the scale of the businesses ($2 million). These costs are principally lease termination payments and employee termination benefits. The Company is taking these actions to reduce costs and increase sustainable, long-term profitability of the Company. The future cash expenditures for the actions described above are anticipated to be paid out primarily over the following two to twelve months and are approximately equal to the estimated costs.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Shell Company Transactions

None.

(d) Exhibits

99.1	Press Release of Hudson Highland Group, Inc. issued on February 17, 2009.

99.2	Letter to Shareholders, Employees and Friends issued on February 17, 2009 and posted to Company’s website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC. (Registrant)

Dated: February 17, 2009	By:	/s/ MARY JANE RAYMOND
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

Hudson Highland Group, Inc.

Current Report on Form 8-K

Exhibit Index

Exhibit Number	Description
99.1	Press Release of Hudson Highland Group, Inc. issued on February 17, 2009.

99.2	Letter to Shareholders, Employees and Friends issued on February 17, 2009 and posted to Company’s website.

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